Exhibit 3.1

CERTIFICATE OF FORMATION

OF

RESACA EXPLOITATION, INC.

I, the undersigned natural person of the age of eighteen (18) years or more, being a resident of the State of Texas, acting as incorporator of a corporation under the Texas Business Organizations Code (the “TBOC”), do hereby adopt the following Certificate of Formation for such Corporation:

ARTICLE I

NAME

The name of the corporation is Resaca Exploitation, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Texas is 350 North St. Paul Street, Dallas, Texas 75201 and the name of the Corporation’s registered agent at such address is CT Corporation System.

ARTICLE III

INITIAL DIRECTORS

The number of directors shall be fixed by the Bylaws of the Corporation and until changed in accordance with the manner prescribed by the Bylaws shall be five (5).  The name and mailing address of the persons who are to serve as directors until the first annual meeting of shareholders, or until his or her successors are duly elected and qualified, are:

Judy Ley Allen

1331 Lamar, Suite 1450

Houston, Texas 77010

John William Sharp Bentley

1331 Lamar, Suite 1450

Houston, Texas 77010

James Perry (“J.P.”) Bryan, Jr.

1331 Lamar, Suite 1450

Houston, Texas 77010

John James (“Jay”) Lendrum, III

1331 Lamar, Suite 1450

Houston, Texas 77010

Richard Kelly Plato

1331 Lamar, Suite 1450

Houston, Texas 77010

ARTICLE IV

AUTHORIZATION AND DESCRIPTION OF STOCK

(a)           The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 250,000,000 shares, which shall consist of (i) 230,000,000 shares of common stock, $0.01 par value per share (“Common Stock”), and (ii) 20,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”).

(b)           The board of directors of the Corporation (the “Board of Directors”) is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Texas (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

(c)           Each outstanding share of Common Stock shall entitle the holder thereof to one (1) vote on each matter properly submitted to the shareholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Formation (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Formation (including any Preferred Stock Designation relating to any series of Preferred Stock).  The holders of Common Stock shall not have cumulative voting rights.

ARTICLE V

AUTHORITY TO ISSUE STOCK

(a)           The shareholders of the Corporation shall have no preemptive rights except as set forth in this Certificate of Formation.  Section 21.204 of the TBOC shall not apply to the shareholders of the Corporation.

(b)           Except as otherwise provided below, the Board of Directors is hereby generally and unconditionally authorized to issue shares of Common Stock in such amounts, on such terms and to such persons as the Board of Directors may from time to time determine PROVIDED THAT such authority shall, subject as may otherwise be approved by a resolution of the shareholders at a meeting of the shareholders, be limited, in respect of shares of Common Stock which comprise Relevant Securities (as defined below) to the issue, in any fiscal year of the Corporation, of such number of shares of Common Stock as does not exceed twenty-five percent (25%) of the aggregate number of shares of Common Stock issued and outstanding at the commencement of such fiscal year or, in the case of the financial fiscal year current as of the date of admission of the shares of Common Stock to the AIM Market of the London Stock Exchange plc (“Admission”), twenty-five percent (25%) of the aggregate number of shares of Common Stock issued and outstanding immediately following Admission.

(c)           In this Certificate of Formation:

(i)            “Relevant Securities” means:

(A)          shares of Common Stock (other than shares allocated pursuant to any Employee Shares Scheme); and

(B)           any right to subscribe for, or to convert any security (including any debt security) into shares of Common Stock (other than shares allocated pursuant to any Employee Share Scheme),

and a reference to the issuance of Relevant Securities includes the grant of such a right but (subject to Article V(e) below), not the issuance of shares pursuant to such a right PROVIDED THAT Relevant Securities shall not include:

(A)          shares of Common Stock issued, or any right to subscribe for or convert any security into shares of Common Stock granted, in any such case as part of any offering of shares which culminates in Admission;

(B)           shares of Common Stock issued pursuant to any right granted or any offer or agreement made before Admission (whether or not such right, offer or agreement was expressed to be conditional on Admission);

(C)           shares of Common Stock which would be Relevant Securities but for the fact that they are held by a person who acquired them in pursuant of any Employee Share Scheme; or

(D)          shares of Common Stock which are, or are to be, wholly or partly paid up otherwise than in cash (and, for these purposes, “paid up otherwise in cash” means paid up otherwise than in cash received by the Corporation or a check received by the Corporation in good faith which the Board of Directors have no reason to suspect will not be paid, or a release of a liability of the Corporation for a liquidated sum or an undertaking to pay cash to the Corporation at a future date, and “cash” includes foreign currency).

(ii)           “Employee Share Scheme” means any scheme for providing incentives to employees and directors of the Corporation involving stock options, allocations of shares, stock appreciation rights, restricted stock awards or other similar matters involving the capital stock of the Corporation, including but not limited to the Resaca Exploitation, Inc. 2008 Stock Incentive Plan.

(d)           In relation to the grant of such rights as are referred to in Article V(c)(ii), the reference in Article V(c)(ii) to the grant of such rights to the maximum amount of Relevant Securities that may issued under Article V(b), is the maximum amount of shares which may be issued pursuant to such rights.

(e)           No breach of Article V shall affect the validity of any issuance of any Relevant Security.

ARTICLE VI

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the TBOC.

ARTICLE VII

MANAGEMENT OF THE BUSINESS AND THE CONDUCT OF THE AFFAIRS OF THE CORPORATION

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:

(i)            The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Formation or the Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

(ii)           The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

(iii)          Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of shareholders of the Corporation and may not be effected by any consent in writing by such shareholders.

(iv)          Special meetings of shareholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board.  For purposes of this Certificate of Formation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

ARTICLE VIII

DURATION OF EXISTENCE

The Corporation is to have perpetual existence.

ARTICLE IX

BOARD OF DIRECTORS

(a)           Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board.  The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three (3) classes, designated Class I, Class II and Class III (which at all times shall be as nearly equal in number as possible), with the term of office of the first class to expire at the Corporation’s first annual meeting of shareholders, the term of office of the second class to expire at the Corporation’s second annual meeting of shareholders and the term of office of the third class to expire at the Corporation’s third annual meeting of shareholders, with each director to hold office until his or her successor shall have been duly elected and qualified.  At each annual meeting of shareholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.

(b)           Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by shareholders), and directors so chosen shall serve for a term expiring at the annual meeting of shareholders at which the term of office of the class to which they have been chosen expires or until such director’s successor shall have been duly elected and qualified.  No decrease in the authorized number of directors shall shorten the term of any incumbent director.

(c)           Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws.

(d)           Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only by the affirmative vote of the holders of at least fifty percent (50%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors, voting together as a single class.

(e)           No holders of shares of capital stock of the Corporation shall have any rights to cumulate votes in the election of directors.

ARTICLE X

AMENDMENTS TO THE BYLAWS

The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws.  Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the Whole Board.  The shareholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Formation, the affirmative vote of the holders of at least fifty percent (50%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws.

ARTICLE XI

INDEMNIFICATION

(a)           The Corporation shall indemnify any person who was, is or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of any foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the TBOC, as the same exists or may hereafter be amended.  Notwithstanding the foregoing, except as provided in (c) below, the Corporation shall indemnify any such person in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors.

(b)           Such rights shall be contract rights and as such shall run to the benefit of any director or officer who is elected and accepts the position of the director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article XI is in effect.  Any repeal or amendment of this Article XI shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article XI.  Such right shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the TBOC.

(c)           If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim.  It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the TBOC, but the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including the Board of Directors or any committee thereof, independent legal counsel, or shareholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant, is permissible in the circumstances nor an actual determination by the Corporation (including the Board of Directors or any committee thereof, independent legal counsel, or shareholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification by the Corporation is not permissible.

(d)           In the event of the death of any person having rights of indemnification under the foregoing provisions, such rights shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives.  The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, resolution of shareholders or directors, agreement or otherwise.  The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.

(e)           As used herein, the term “proceeding” means any threatened pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

ARTICLE XII

LIMITATION ON LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or involves intentional misconduct or a knowing violation of law, (iii) any transaction from which the director derived an improper personal benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s duties, or (iv) an act or omission for which liability of a director is expressly provided by an applicable statute.  If the TBOC is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC, as so amended.  Any repeal or modification of the foregoing sentences shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XIII

AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Formation in the manner prescribed by the laws of the State of Texas and all rights conferred upon shareholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Formation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Formation, the affirmative vote of the holders of at least fifty percent (50%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article XIII, Article V, Sections (iii) or (iv) of Article VII, Article IX, Article X, Article XI and Article XII.

ARTICLE XIV

ORGANIZER

The name and address of the organizer is:

Bryce D. Linsenmayer

Haynes and Boone, LLP

One Houston Center

1221 McKinney, Suite 2100

Houston, Texas 77010

ARTICLE XV

EFFECTIVENESS

This Certificate of Formation becomes effective when it is filed by the Texas Secretary of State.

ARTICLE XVI

CONVERSION

The name of the converting entity is Resaca Exploitation, LP, a Delaware limited partnership (the “Converting Entity”), and was formed on March 1, 2006.  The address of the Converting Entity is 1331 Lamar, Suite 1450, Houston, Texas 77010.  The Corporation, as the converted entity, is being created pursuant to a Plan of Conversion.

Remainder of Page Intentionally Left Blank.

Signature Page Follows

The undersigned signs this Certificate of Formation subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

Date: July 10, 2008

/s/ Bryce D. Linsenmayer
Bryce D. Linsenmayer
Organizer